AVESIS INCORPORATED
Offer to Exchange for Class A, Nonvoting Cumulative Convertible Preferred Stock,
                                    Series 2

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THE OFFER AND WITHDRAWAL  RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY
27, 1998, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Avesis Incorporated, a Delaware corporation (the "Company"), is offering shareholders an opportunity to exchange its Class A, Nonvoting Cumulative Convertible Preferred Stock, Series 2, par value $.01 (the "Series 2 Shares"), for its Class A, Nonvoting Senior Cumulative Convertible Preferred Stock, Series A Shares, par value $.01 ("Series A Shares"), upon the terms and subject to the conditions set forth in its Offer to Exchange, dated April 23, 1998, and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Series A Shares have senior rights to payments of dividends and payments upon liquidation as compared to the Series 2 Shares as well as more favorable conversion terms, but have a lower liquidation amount and lower annual dividend rate.

        All Series 2 Shares properly tendered and not withdrawn will be exchanged, upon the terms and subject to the conditions of the Exchange Offer. See the Offer to Exchange.

         THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES 2 SHARES BEING TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE OFFER TO EXCHANGE.

        For your information and for forwarding to your clients for whom you hold Series 2 Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

                  1. Offer to Exchange, dated April 23, 1998;

                  2. Letter to Clients which may be sent to your clients for whose accounts you hold Series 2 Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

                  3. Letter, dated April 23, 1998, from Kenneth L. Blum, Sr., Acting Chief Executive Officer of the Company, to shareholders of the Company;

                  4. Letter of Transmittal for your use and for the information of your clients; and

                  5.  Notice of  Guaranteed  Delivery  to be used to accept  the
         Exchange Offer if the Series 2 Shares certificates and all other required documents cannot be delivered to the
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        Company  by the  Expiration  Date  or if the  procedure  for  book-entry transfer cannot be completed on a timely basis.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 27, 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.

        No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Series 2 Shares pursuant to the Exchange Offer as described in the Offer to Exchange. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Series 2 Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Series 2 Shares, except as otherwise provided in Instruction 4 of the Letter of Transmittal.

        In order to take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Company with either certificate(s) representing the tendered Series 2 Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

        The Exchange Offer is being made to all holders of Series 2 Shares in the states of Arizona, California, Colorado, Connecticut, Florida, Maryland, New Jersey, New York and Tennessee. These are all the states where a holder of Series 2 Shares is known by the Company to reside. The Company is not aware of any state where a shareholder resides and the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Exchange Offer or a shareholder residing in a state other than listed above, the Company will make a good faith effort to comply with such statute and regulations. If, after such good faith effort, the Company cannot comply with such statute, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Series 2 Shares in such state.

        As described in Section 2, "Procedures for Tendering Shares," of the Offer to Exchange, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer which is a firm or other entity that is a member in good standing of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Series 2 Shares so tendered, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Company within three (3) Nasdaq trading days after timely receipt by the Company of a properly completed and duly executed Notice of Guaranteed Delivery.
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        Any  inquiries  you may  have  with  respect  to the  Exchange  Offer or requests for additional copies, should be addressed to the Company at the address and telephone number set forth on the Offer to Exchange. Additional copies may be obtained from the company at 800-522-0258 Extension 204 (Attn:
Joel Alperstein).


                                      Very truly yours,


                                      Avesis Incorporated.
Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF SUCH PERSONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.